Exhibit 10.26

[Date]

Dear:

Re: Amendments to Award Agreements

This letter serves to amend your Nonqualified Share Option Agreements and Performance Share Award Agreements listed on Schedule A to this letter (collectively the "Award Agreements") for performance shares and share options granted in 2004 and 2005 under the Aspen Insurance Holdings 2003 Share Incentive Plan (the "Plan"). These changes were adopted by the Compensation Committee of the Board of Directors of Aspen Insurance Holdings Limited (the "Company") on July 26, 2005. Except as expressly amended by this letter, the provisions of the Award Agreements and the Plan remain in full force and effect.

The Compensation Committee has amended your Award Agreements to modify the vesting and termination provisions of your share options and performance shares upon the occurrence of certain "Trigger Events." The Trigger Events include:

•	the termination of your employment by the Company without cause (as defined in the Award Agreements); and

•	the termination of your employment in Bermuda on the grounds that your work permit has expired and cannot be renewed (due to reasons other than your improper conduct or determination that you are not fit and proper by the relevant regulatory agency, or similar event), and the Company is not able to offer you a reasonable employment position based in the United Kingdom.

Upon the occurrence of a Trigger Event, any share options for which the applicable performance target has been achieved at the time of the Trigger Event (but for the passage of time), will immediately vest and become exercisable. Furthermore, with respect to performance shares and other share options for which the relevant performance targets have yet to be achieved, upon the occurrence of a Trigger Event, your entitlement to these awards will be preserved and will vest (and options will become exercisable) subject to the achievement of the relevant performance targets, at the same time as the other employees would become entitled to their options and performance shares.

Additionally, for any share options that vest and become exercisable after termination in connection with a Trigger Event, such options may be exercised in whole or in part at any time prior to the later of (a) the date on which the options would expire under the Plan after your termination, or (b) the date that is three months after the date the option became exercisable.

Finally, the payment of performance shares that vest as described above following a Trigger Event will not be subject to your continued employment with the Company until the date of payment.

As this letter amends your Award Agreements, it should be retained in your records and kept with copies of your Award Agreements.

Respectfully,

ASPEN INSURANCE HOLDINGS LIMITED